Exhibit 5.1

March 13, 2019

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Ladies and Gentlemen:

We have acted as counsel for ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the underwritten public offering (the “Offering”) of (i) $700,000,000 aggregate principal amount of 4.35% Notes due 2029 (the “2029 Notes”) of the Company and the grant by ONEOK Partners, L.P., a Delaware limited partnership (“ONEOK Partners”), and ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership (“ONEOK Partners Intermediate” and, together with ONEOK Partners, the “Guarantors”) of related guarantees (the “2029 Notes Guarantees”) of the Company’s obligations under the 2029 Notes, pursuant to an Indenture, dated as of January 26, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture thereto, dated as of March 13, 2019 (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “2029 Notes Indenture”), among the Company, the Guarantors and the Trustee and (ii) $550,000,000 aggregate principal amount of 5.20% Notes due 2048 (the “2048 Notes” and, together with the 2029 Notes, the “Notes”) of the Company and the grant by the Guarantors of related guarantees (the “2048 Notes Guarantees” and, together with the 2029 Notes Guarantees, the “Guarantees”) of the Company’s obligations under the 2048 Notes, pursuant to (a) the Base Indenture, as supplemented by the Seventh Supplemental Indenture thereto, dated as of July 2, 2018 (the “Seventh Supplemental Indenture”), and as further supplemented by the Ninth Supplemental Indenture thereto, dated as of March 13, 2019 (the “Ninth Supplemental Indenture” and, together with the Base Indenture and the Seventh Supplemental Indenture, the “2048 Notes Indenture”), among the Company, the Guarantors and the Trustee, and (b) a Company Order, dated March 13, 2019, from the Company to the Trustee, establishing the aggregate principal amount of the Company’s 5.20% Notes due 2048 and providing that the 2048 Notes shall be consolidated with and form a single series with the 5.20% Notes due 2048 originally issued by the Company on July 2, 2018 in an aggregate principal amount of $450,000,000 (the “Company Order”). The Notes and the Guarantees are collectively referred to herein as the “Securities” and the 2029 Notes Indenture and the 2048 Notes Indenture are collectively referred to herein as the “Indentures.” The Securities are being offered and sold by the Company in a public offering pursuant to an Underwriting Agreement, dated as of March 11, 2019 (the “Underwriting Agreement”) among the Company, the Guarantors and Barclays Capital Inc., Goldman Sachs & Co. LLC, MUFG Securities Americas Inc. and TD Securities (USA) LLC, as representatives of the underwriters named therein (the “Underwriters”).

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	an executed copy of the Underwriting Agreement;

(b)	executed copies of the global notes evidencing the Notes issued and delivered on the date hereof;

(c)	executed copies of the Indentures (including the Guarantees contained therein); and

(d)	an executed copy of the Company Order.

The documents referred to in items (a) through (d) above, inclusive, are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, statements, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others, and assume compliance on the part of all parties to the Documents with their respective covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Securities have been duly authenticated and delivered by the Trustee against payment therefor in accordance with the provisions of the applicable Indenture and the Underwriting Agreement; (ii) all of the parties to the Documents (other than the Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization or formation and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than as expressly addressed in the opinions below as to the Guarantors) and constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinions below as to the Company and the Guarantors) enforceable against such parties in accordance with their respective terms; and (iv) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indentures.

(ii)

The Guarantees have been duly authorized, executed and delivered by each of the Guarantors, and constitute valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(A)	We express no opinion as to the validity, binding effect or enforceability of any provision of any Documents relating to indemnification, contribution or exculpation.

(B)	We express no opinion as to the validity, binding effect or enforceability of any provision of any Documents:

(i)    (a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Guarantor under any provision of the Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions), or (b) with respect to any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

(ii)    related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case applying the choice of law principles of the State of New York, (c) service of process or (d) waiver of any rights to trial by jury;

(iii)    specifying that provisions thereof may be waived only in writing;

(iv)    purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(v)    which may be construed to be in the nature of a penalty.

(C)	Our opinions are subject to the following:

(i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws (or other related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(D)

The opinions expressed above are subject to the effect of, and we express no opinions herein as to, the application of state or foreign securities or blue sky laws or any rules and regulations thereunder.

(E)

Provisions in the Guarantees and the Indentures that provide that the Guarantors’ liability thereunder shall be not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable under circumstances and in the event of actions that change the essential nature of the terms and conditions of the guaranteed obligations. With respect to each Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant, the Delaware Revised Uniform Limited Partnership Act, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K being filed by the Company on the date hereof and its incorporation by reference into the Registration Statement on Form S-3 (File No. 333-219186) and to the references to this firm under the caption “Legal Matters” in the Registration Statement and prospectus supplements. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP